Exhibit 99.1

FOR IMMEDIATE RELEASE

June 5, 2020

Owens & Minor Announces Cash Tender Offers for Senior Notes

Richmond, Virginia—(BUSINESS WIRE)—Owens & Minor, Inc. (NYSE: OMI) (the “Company”) today announced that it has commenced offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) its outstanding senior notes listed in the table below for a maximum aggregate purchase price, excluding accrued interest, of up to $240,000,000 (the “Maximum Aggregate Purchase Price”) and, with respect to the 2021 Notes, a Consent Solicitation (as defined below), upon the terms and conditions described in the Company’s Offer to Purchase dated June 5, 2020 (the “Offer to Purchase”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Offer to Purchase.

					Dollars per $1,000 Principal Amount of Notes
Series of Notes	CUSIP Number	Aggregate Principal Amount Outstanding ($)	Sub-Cap ($)	Acceptance Priority Level	Tender Offer Consideration ($)	Early Tender Premium ($)	Total Consideration (1) (2) ($)
3.875% Senior Notes due 2021	690732AD4	$233,089,000	N/A	1	$950.00	$50.00	$1,000.00
4.375% Senior Notes due 2024	690732AE2	$275,000,000	$15,000,000	2	$850.00	$50.00	$900.00

(1) Does not include accrued interest, which will also be payable to but not including the applicable settlement date.

(2) Includes the applicable Early Tender Premium.

Subject to the Maximum Aggregate Purchase Price and the 2024 Notes Sub-Cap (each subject to increase by the Company), the amount of a series of Notes that is purchased in the Tender Offers on the applicable settlement date will be based on the order of priority (the “Acceptance Priority Level”) for such series of Notes as set forth in the table above, subject to the proration arrangements applicable to the Tender Offers. Subject to the Maximum Aggregate Purchase Price, the maximum aggregate purchase price (subject to increase by the Company, the “2024 Notes Sub-Cap”) to be paid by the Company for the 2024 Notes, excluding accrued interest, will be limited to $15 million.

The Tender Offers will expire at 11:59 p.m., New York City time, on July 2, 2020, unless extended or terminated by the Company (the “expiration date”). No tenders submitted after the expiration date will be valid. Subject to the terms and conditions of the Tender Offers and the Consent Solicitation, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the applicable tender offer consideration for such series of Notes set forth in the above table (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered prior to 5:00 p.m., New York City time, on June 18, 2020 (subject to extension, the “early tender time”) and accepted for purchase pursuant to the applicable Tender Offer will receive the applicable Tender Offer Consideration and the applicable early tender premium for such series of Notes as set forth in the table above (the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). Holders of Notes tendering their Notes after the early tender time will be eligible to receive the applicable Tender Offer Consideration but will not be eligible to receive the Early Tender Premium. All holders of Notes validly tendered and accepted for purchase pursuant to the Tender Offers will also receive accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable settlement date.

Notes that have been tendered may be withdrawn from the applicable Tender Offer prior to 5:00 p.m., New York City time, June 18, 2020 (subject to extension, the “withdrawal deadline”). Holders of Notes tendered after the withdrawal deadline cannot withdraw their Notes or, with respect to the 2021 Notes, revoke their consents under the Consent Solicitation unless the Company is required to extend withdrawal rights under applicable law. The Company reserves the right, but is under no obligation, to increase the Maximum Aggregate Purchase Price or the 2024 Notes Sub-Cap at any time, subject to applicable law. If the Company increases the Maximum Aggregate Purchase Price or the 2024 Notes Sub-Cap, it does not expect to extend the applicable withdrawal deadline, subject to applicable law.

For Notes tendered at or prior to the early tender time and not subsequently validly withdrawn and accepted for purchase, the Company has the option for settlement to occur on the Early Settlement Date, which will be any date between the early tender time and the expiration date, and which will be determined by the Company and is expected to be June 22, 2020, the second business day following the early tender time. Settlement for Notes tendered after the early tender time, but at or prior to the expiration date, is expected to occur on July 6, 2020, the second business day following the expiration date, unless extended.

If an aggregate principal amount of Notes validly tendered prior to the early tender time is such that the aggregate purchase price for such Notes equals or exceeds the Maximum Aggregate Purchase Price, excluding accrued interest, the Company will not accept for purchase any Notes tendered after the applicable early tender time and will, subject to the 2024 Notes Sub-Cap, accept for purchase only the Notes tendered before the early tender time pursuant to the Acceptance Priority Levels. Acceptance for tenders of Notes of a series may be subject to proration if the aggregate principal amount of such series of Notes validly tendered would result in an aggregate purchase price that exceeds the Maximum Aggregate Purchase Price or the 2024 Notes Sub-Cap.

As part of the Tender Offer for the 2021 Notes, the Company is also soliciting consents (the “Consent Solicitation”) from the holders of the 2021 Notes for certain proposed amendments described in the Offer to Purchase that would, among other things, remove certain covenants and events of default contained in the Indenture dated as of September 16, 2014 (as supplemented, the “Indenture”) between the Company and U.S. Bank National Association (the “trustee”), as trustee, with respect to the 2021 Notes (the “Proposed Amendments”). Adoption of the Proposed Amendments with respect to the 2021 Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the 2021 Notes (the “Requisite Consents”). Each holder tendering 2021 Notes pursuant to the Tender Offers must also deliver a consent to the Proposed Amendments pursuant to the related Consent Solicitation and will be deemed to have delivered their consents by virtue of such tender. Holders of the 2021 Notes may not deliver consents without also tendering their 2021 Notes prior to the expiration date. The Proposed Amendments will not become operative until (i) 2021 Notes satisfying the Requisite Consent have been validly tendered, and (ii) the Company consummates the Tender Offer with respect to the 2021 Notes in accordance with its terms and in a manner resulting in the purchase of all 2021 Notes validly tendered before the early tender time. If the Proposed Amendments become operative with respect to the 2021 Notes, holders of the 2021 Notes who tender their 2021 Notes after the early tender time and prior to the expiration date and do not have their 2021 Notes accepted for purchase and holders of the 2021 Notes that do not tender their 2021 Notes at all will be bound by the Proposed Amendments, meaning that the 2021 Notes will no longer have the benefit of the existing certain covenants contained in the Indenture. In addition, such holders will not receive either the Tender Offer Consideration or the Early Tender Premium. The Proposed Amendments, if effective, will not amend the Indenture with respect to the 2024 Notes.

The Tender Offers are not conditioned upon the tender of any minimum principal amount of Notes of any series nor on the delivery of a number of consents required to amend the Indenture with respect to the 2021 Notes. However, the Tender Offers and Consent Solicitation are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the consummation of the sale of the Company’s Movianto business and certain support functions in the Company’s Dublin office (the “Movianto Sale”) to Walden Group SAS or an affiliate (the “Buyer”) pursuant to the terms of the Purchase Agreement, dated as of April 6, 2020, as amended from time to time, by and among the Company, Owens & Minor International Logistics, Inc., the Buyer and EHDH and the receipt by the Company of unrestricted net cash proceeds of at least $133.0 million (the “Movianto Sale Condition”).

The Company intends to fund the Tender Offers with cash on hand, the proceeds of the Movianto Sale and/or use of funds from its accounts receivable securitization program.

The purpose of the Tender Offers is to purchase the Notes, subject to the Maximum Aggregate Purchase Price and the 2024 Notes Sub-Cap, and reduce debt. If the Tender Offers are not consummated, or if the amount of Notes accepted for purchase in the Tender Offers results in the payment of less than the Maximum Aggregate Purchase Price, the Company may use the remaining amount of proceeds from the Movianto Sale originally dedicated to the Tender Offers to repay or retire other outstanding debt. The purpose of the Consent Solicitation is to obtain Requisite Consents to adopt the Proposed Amendments with respect to the 2021 Notes.

Citigroup Global Markets Inc. is the Dealer Manager and Solicitation Agent in the Tender Offers and Consent Solicitation. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitations. Persons with questions regarding the Tender Offers and Consent Solicitation should contact Citigroup Global Markets Inc. at (toll free) (800) 558-3745 or (collect) (212) 723-6106. Requests for the Offer to Purchase should be directed to D.F. King & Co., Inc. at (toll free) (866) 796-6898 or by email to omi@dfking.com.

None of the Company, the Dealer Manager and Solicitations Agent, the Tender Agent and Information Agent, the trustee under the Indenture governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers and Consent Solicitation. Holders must make their own decision as to whether to participate in the Tender Offers and Consent Solicitation, and, if so, the principal amount of Notes as to which action is to be taken.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers and Consent Solicitation are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor was founded in 1882 in Richmond, Virginia, where it remains headquartered today. The company has distribution, production, customer service and sales facilities located across the Asia Pacific region, Europe, Latin America, and North America.

Forward-Looking Statement

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, all forward-looking statements involve risks and uncertainties and, as a result, actual results could differ materially from those projected, anticipated or implied by these statements. Such forward-looking statements involve known and unknown risks, including, but not limited to: our ability to consummate each Tender Offer and the Consent Solicitation, our ability to satisfy the Movianto Sale Condition and other conditions and our ability to achieve revenue and operating income goals, which may be affected by COVID-19. Unless legally required, Owens & Minor, Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Chuck Graves, Director, Finance & Investor Relations, chuck.graves@owens-minor.com, 804-723-7556

SOURCE: Owens & Minor

3